Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

Contact:        FOR IMMEDIATE RELEASE
Investor Relations and Corporate Communications
804.289.9709

Brink's Announces Plans for $400 Million Senior Notes Offering

RICHMOND, Va., June 18, 2020 – The Brink’s Company (NYSE:BCO), today announced its intent to offer $400 million aggregate principal amount of 5-year senior unsecured notes, subject to market and other conditions. The notes will be general unsecured obligations guaranteed by the company’s existing and future U.S. subsidiaries that are guarantors under the company’s credit facility.

Proceeds from the notes are expected to be used in part to repay certain existing indebtedness incurred in connection with the acquisition of the G4S Cash businesses, finance the remaining acquisitions of the G4S Cash businesses and pay certain fees and expenses related to the transactions. Remaining net proceeds are expected to be used for working capital needs, capital expenditures, acquisitions and other general corporate purposes.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on the exception from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 48 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward looking information in this release includes, but is not limited to, the offering of the notes and the details thereof, including the proposed use of proceeds therefrom. Forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These and other risks and uncertainties include, but are not limited to, factors discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this release is representative only as of the date of this document and The Brink’s Company undertakes no obligation to update any information contained in this document.

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